Exhibit (a)(1)(D)

Letter to Brokers and Dealers with respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Einstein Noah Restaurant Group, Inc.

at

$20.25 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated October 6, 2014

by

Spruce Merger Sub Inc.,

an indirect wholly-owned subsidiary of

JAB Beech Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, NOVEMBER 4, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE OFFERORS.

October 6, 2014

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by JAB Beech Inc., a Delaware corporation (“Parent”) and Spruce Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Offerors”), to act as Information Agent (the “Information Agent”) in connection with the Offerors’ offer to purchase all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Einstein Noah Restaurant Group, Inc., a Delaware corporation (the “Company”), at a price of $20.25 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”) upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 6, 2014 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), the HSR Condition (as defined in the Offer to Purchase) and the other conditions described in the Offer to Purchase. See Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. Offer to Purchase, dated October 6, 2014;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration time of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration time of the Offer;

5. A letter to stockholders of the Company from the Chairman of the Board of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9;

6. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7. Return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, NOVEMBER 4, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE OFFERORS.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of September 29, 2014 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the Company’s board of directors (the “Company Board”) unanimously (a) determined and declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of the Company and its stockholders; (b) approved and declared advisable, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement (such approval having been made in accordance with the DGCL); (c) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL; (d) approved the Merger Agreement, the Offer, the Merger and the Support Agreement (although the Company is not a party to the Support Agreement) for purposes of and in accordance with Section 203 of the DGCL and the provisions of Article Ninth, Section A of the Company’s Restated Certificate of Incorporation; (e) recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer; and (f) adopted certain other resolutions necessary and appropriate to effect such transactions. As soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and the Company will cause the Merger to become effective without a meeting of the stockholders of the Company to adopt the Merger Agreement in accordance with Section 251(h) of the DGCL.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the expiration time of the Offer if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than its financial advisors, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration time of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

GEORGESON INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE OFFERORS OR THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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